Exhibit 99.1

Contact:	Adam Mazur
Rubenstein PR
212-843-8073
amazur@rubensteinpr.com

Tim Clemensen
Rubenstein IR
212-843-9337
tclemensen@rubensteinir.com

FOR IMMEDIATE RELEASE

SulphCo Agrees to Raise Approximately $22.1 Million in Equity Financing

SulphCo, Inc. - Houston,TX May 27, 2008. SulphCo, Inc. (the “Company” or “SulphCo”) (Amex: SUF) announced today that it executed a Securities Purchase Agreement on May 27, 2008 for the sale of up to 6.9 million shares of its common stock at $3.20 per share. The shares are being offered pursuant to a shelf registration statement declared effective by the Securities and Exchange Commission on September 4, 2007. The transaction will close and funding will take place as soon as practicable following the receipt of the required approval by the American Stock Exchange of the Company’s additional listing application. SulphCo intends to use the proceeds from this transaction for research and development and general corporate purposes, including additions to working capital and capital expenditures.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities. There shall not be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About SulphCo, Inc.

The Company has developed a patented safe and economic process employing ultrasound technology to desulfurize and hydrogenate crude oil and other oil related products. The Company's technology is designed to upgrade sour heavy crude oils into sweeter, lighter crude oils, producing more gallons of usable oil per barrel.

From time to time, the Company may issue forward-looking statements, which involve risks and uncertainties. This statement may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as actual results could differ and any forward-looking statements should be considered accordingly.